EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into effective as of the 1st day of June, 2004 (the “Effective Date”), by and between American Medical Technologies, Inc., a Delaware corporation (“AMT”) and Roger W. Dartt (“Employee”).

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions contained herein, and in consideration of the employment of Employee, and further, in consideration of the compensation contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Term. AMT hereby agrees to employ Employee for a term commencing on the Effective Date and ending on December 31, 2006, unless earlier terminated as provided in this Agreement (“Second Term”). The term of this Agreement may only be extended by the mutual written agreement of the parties hereto.  However, if neither party has issued a written notice of termination at least sixty days before the end of the Second Term, then this Agreement shall automatically be renewed for one (1) year.

2.             Duties. Employee shall serve as the President and Chief Executive Officer of AMT. He shall assume such duties as the By Laws of AMT (as in effect as of the Effective Date) provide or as the Board of Directors of AMT may from time to time prescribe pursuant to such By Laws. The duties of Employee shall be those as are generally consistent with the duties of a President and Chief Executive Officer of a dental/medical development, manufacturing and sales company of such size as AMT, including such positions with and duties for AMT subsidiaries as may be assigned from time to time. The responsibilities of the President and CEO shall include competent executive management. Employee agrees to devote substantially all his time, attention, and best efforts to the performance of his duties hereunder.

3.             Compensation. AMT shall compensate Employee for the services rendered under this Agreement as follows:

a.                                       Signing Bonus.  In recognition of outstanding efforts expended by Employee during the prior Term of his employment with AMT, and further in consideration of Employee’s agreeing to comply with all of the terms and conditions of this Agreement, including all covenants, and in consideration of Employee’s specific agreement and representation to abide by the same, AMT agrees to pay to Employee a Signing Bonus in the amount of $166,000.  AMT agrees that this bonus reflects the remainder of the bonus to be paid following completion of the Biolase Transaction.  Upon payment of this amount, Employee agrees that he will when paid this bonus purchase 250,000 shares of common stock that have previously vested, and he shall be entitled to purchase such shares at the agreed option price of $0.33 per share.  Such Bonus, which shall be paid in accordance with the Company’s usual payroll procedures and policies, shall be paid by on or about the date of the first payroll following the Effective Date of this Agreement.

b.                                      Base Salary. An annual base salary (“Base Salary”) determined by the Board of Directors through its compensation committee in its discretion and consistent with its practices for executives of AMT, is $250,000.00 per year (less applicable withholdings), payable in accordance with the customary payroll practices of AMT for compensation of its executives . If Employee’s base salary is increased at any time, it shall not thereafter be decreased during the term of this Agreement without the written consent of the Employee.

c.                                     Performance Bonus.  In recognition of Employee’s outstanding efforts during the prior Term of his employment with AMT, and as an incentive to promote achievement of various goals established by AMT during this Second Term, and in further consideration of the Employee’s agreeing to comply with all of the terms and conditions of this Agreement, including all covenants, and in consideration of Employee’s specific agreement and representation to abide by the same, AMT agrees to pay to Employee a cash bonus which shall be calculated as follows:  (i) A bonus to be earned when and if AMT’s net operating profit reaches $500,000.00 for the calendar year 2005.  The bonus to be paid shall be 10% of the $500,000.00, together with 10% of any net operating profit above this $500,000.00 amount.  Upon AMT’s reaching or exceeding this goal of operating net profit, Employee shall have the option of accepting payment of the bonus in cash or accepting 250,000 shares of AMT common stock at an option price of $0.31 per share (which the parties agree represents the market price on the date of this Agreement).  For such bonus, the documentation to be used to determine eligibility shall be the usual  profit and loss and/or balance sheet statements prepared by AMT in the ordinary course of business.  Any bonus which is earned and due and payable to Employee shall be payable in one lump sum by the first pay period after the issuance of the 10-K annual report following the end of the calendar year 2005.

d.                                    Sale or Merger.  Upon the merger of AMT or sale of more than 35% of the authorized and outstanding shares of common stock of AMT, Employee shall receive in lieu of the performance bonus (Section 3c. above) as an incentive a  payment of 10% of the difference between the value of the consideration paid to AMT’s shareholders in such sale or merger and the then-current market capitalization.  Such consideration shall in no event be deemed to exceed 105% of the capitalization shown on the most recent annual balance sheet of AMT.

The parties acknowledge and agree that the grants made in this Section 3 are being made as an inducement essential to Employee’s continued employment with AMT under the terms of this Agreement. All of the grants described in this Section 3 are being made as of the Effective Date.

4.             Employee Benefits.

a.                                       Benefit Plans. Employee shall be entitled to full participation on a basis commensurate with his position with AMT, in all plans of life, accident, medical payment, health and disability insurance, retirement, pension, perquisites and other employee benefit and pension plans which generally are made available to executives of AMT or its subsidiaries (“AMT Benefit Plans”).  In addition, the Board may, in its sole discretion, adopt additional benefits for Employee in accordance with applicable law in recognition of Employee’s contributions to the Company.

b.                                      Vacation.  Employee shall be entitled to an annual vacation leave at full pay as may be provided for by AMT vacation policies applicable to executives, but not less than three weeks during the first twelve months of the Term and four weeks thereafter.

5.             Termination and Rights upon Termination.

a.                                       Death, Total Disability or Retirement

(i)                                   This agreement shall automatically terminate upon the death, total disability, or retirement of Employee.

(ii)                                Total disability shall be deemed to occur if, as a result of his incapacity resulting from physical or mental illness or disease (including alcohol or other substance addiction), which is likely to be permanent, Employee shall have been unable to perform his duties hereunder for a period of more than 120 consecutive days during any twelve month period. The Board of Directors will determine if Employee’s termination is due to total and permanent disability according to any long-term disability plan then in effect for executives of AMT, and otherwise in good faith consistent with generally prevailing practices of employers of like-size and industry type in the general geographic location.

(iii)                             Upon termination for Employee’s death, AMT shall within sixty (60) days pay in one lump sum to a legal representative previously designated in writing by Employee (the “Legal Representative”), or if no such designation has been made, to Employee’s estate, the lesser of twelve months’ salary or the amount otherwise due to Employee in base salary for the remaining term of this Agreement, subject to the Employee’s signing a general release of any claims against AMT, known or unknown.

(iv)                            Upon termination for Employee’s total disability, AMT within sixty (60) days shall pay in one lump sum to the Legal Representative (or if no designation has been made, to Employee or Employee’s other legal representative) the lesser of twelve months’ salary or the amount otherwise due to Employee in base salary for the remaining term of this Agreement, subject to the Employee’s signing a general release of any claims against AMT, known or unknown.

(v)                               Upon termination for Employee’s retirement at any time after Employee reaches the age of 67, Employee’s rights to compensation and participation in AMT Benefit Plans shall end and Employee shall not be entitled to a severance/separation payment.

(vi)                            Following any termination pursuant to this Section 5(a), Employee, Employee’s heirs, administrators, executors or legal representatives, as applicable, shall have a period of one year from the date this Agreement is so terminated to exercise any vested options previously granted to Employee. All previously granted Options shall continue to vest during such one-year period in accordance with the vesting schedule included as part of the grant of the applicable Options.

b.                                      Termination for Cause.  AMT may terminate this Agreement at any time “For Cause” (as defined below).

(i)                                     A termination “For Cause” means any of (A) the failure by Employee to follow the reasonable instructions of the Board of Directors, which failure is not remedied in a reasonable period of time (not to exceed thirty (30) days) after receipt of written notice from AMT to Employee of such failure, (B) the willful commission by Employee of acts that are dishonest, unethical, or inconsistent with the local normal business standards, (C) the commission by Employee of a felonious act, (I)) intentional wrongful disclosure of confidential information of AMT, (E) Employee’s engagement in any competitive activity in violation of Section 9, or (F) Employee’s gross neglect of his duties, which neglect is not remedied in a reasonable period of time (not to exceed thirty (30) days) after receipt of written notice from AMT to Employee of such failure.  During any such 30-day period, Employee shall still be entitled to receive his salary and any such options shall continue to vest.

(ii)                                  Employee’s right to compensation and participation in AMT Benefit Plans shall end and Employee shall not be entitled to a severance/separation payment if AMT terminates this Agreement For Cause.

(iii)                               If it is determined that AMT’s termination under Section 5(b) was undertaken in bad faith or without proper factual foundation, or that Employee properly remedied any properly noticed and remediable failure or neglect, as permitted therein, then in addition to any other damages or claim to which Employee would be entitled under applicable law, he shall also be entitled to recover the lesser of twelve months’ salary at his last salary rate or the amount due in base salary to Employee for the remaining term of the Agreement as though his employment had been involuntarily terminated as set forth in Section 5(a), subject to the Employee’s signing a general release of any claims against AMT, known or unknown.

c.                                       Termination Without Cause.

(i)                                     AMT may terminate this Agreement at any time “Without Cause,” upon thirty days written notice to Employee. The termination of Employee’s employment by AMT for any reasons other than those specified in Section 5(b)(i) shall be deemed a termination Without Cause.

(ii)                                  Upon termination Without Cause, Employee shall be entitled to severance/separation in the amount of the lesser of twelve months’ salary or the amount due in base salary to Employee for the remaining term of the Agreement, payable from the date of the termination in a lump sum, subject to Employee’s signing a general release of any claims against AMT, known or unknown.  Such payment shall be in accordance with the customary payroll practices of AMT . Additionally, Employee’s stock options (other than the performance options) shall become automatically vested and exercisable as to that number of shares of Common Stock as would have become vested and exercisable if Employee’s employment had continued until the end of the Second Term. Such payments and options are to be in lieu of and not in addition to any payments or benefits otherwise to be paid or disbursed over the un-expired term of this Agreement.

d.                                      Resignation.

(i)                                     Employee may terminate this Agreement at any time through his resignation upon thirty days written notice to AMT. Employee’s termination pursuant to this Section 5(d) shall be deemed Resignation for Good Reason if such resignation meets the criteria in part (ii) below, otherwise it shall be deemed a Voluntary Resignation.

(ii)                                  Resignation for Good Reason is defined as Employee’s resignation that (x) is not in connection with AMT’s Termination for Cause, (y) is prior to or because of announcement of a Change of Control of AMT (as defined below), and (z) is the occurrence of any of the following events without the Employee’s written consent:

A.                                   Any material diminution of the Employee’s position, duties and responsibilities;
B.                                     Any reduction in the Employee’s base salary;
C.                                     Required relocation of the Employee’s principal place of employment more than 75 miles from the corporate headquarters of AMT as of the Effective Date for a period of more than 120 days in any 365 day period, except for strategic relocation of the personnel reporting to Employee or relocation of AMT’s headquarters
D.                                    Any material diminution in the kind or level of employee benefits to which Employee was entitled immediately prior to such reduction, with the result that Employee’s overall benefits package is reduced by more than ten (10%) percent; or
E.                                    A breach by AMT of any of the provisions of this Agreement.

(iii)                             If Employee voluntarily resigns for other than Good Reason, Employee’s right to compensation from AMT and participation in AMT Benefit Plans shall end at the end of the notice period, and Employee shall not be entitled to a severance/separation payment.

(iv)                            Upon Employee’s Resignation for Good Reason, Employee shall be entitled to severance/separation in the amount of the lesser of twelve months’ salary or the amount due in base salary to Employee for the remaining term of the Agreement, payable from the date of the termination in a lump sum, subject to Employee’s signing a general release of any claims against AMT, known or unknown.  Such payment shall be in accordance with the customary payroll practices of AMT .  Additionally, Employee’s stock options (other than the performance options) shall become automatically vested and exercisable as to that number of shares of Common Stock as would have become vested and exercisable if Employee’s employment continued until the date twelve (12) months following the date of such termination. Such payments and options are to be in lieu of and not in addition to any payments or benefits otherwise to be paid or disbursed over the un-expired term of this Agreement.

e.                                       Termination Following a Change of Control. The provisions of Section 6 govern employee’s rights following a Change of Control of AMT.

6.             Change of Control and Rights Upon Change of Control.

a.                                       Definition of Change of Control. For purposes of this Agreement, a Change of Control of AMT shall be deemed to have taken place if one or more of the following occurs:

(i)                                   Any person or entity, as that term is used in Section 13(d) and 14 (d)(2) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), other than (A) a qualified benefit plan of AMT or an affiliate of AMT; (B) any person who is a stockholder or beneficial owner of thirty-five percent (35%) or more of AMT’s stock as of the Effective Date (a “Current Stockholder”); (C) any successor of a Current Stockholder who acquires his shares by inheritance, devise, trust, or operation of law directly from such Current Stockholder (a “Successor”); or (D) any person or group of which Current Stockholders or Successors hold stock representing an interest of one-third or more of the person’s or group’s total stock, becomes a beneficial owner (as defined in Rule 1 3d-3 under the Exchange Act as in effect on the date hereof), directly or indirectly, of securities of AMT representing thirty-five percent (35%) or more of the combined voting power of AMT’s then outstanding securities.

 (ii)                             AMT and its affiliates shall sell or dispose of (in a single transaction or series of related transactions occurring over a period of 12 months) business operations that generated a majority of the consolidated revenues (determined on the basis of AMT’s four most recently completed fiscal quarters) of AMT and its subsidiaries immediately prior thereto.

(iii)                               The Board of Directors of AMT shall approve the distribution to AMT’s shareholders of all or substantially all of AMT’s net assets or shall approve the dissolution of AMT, or

(iv)                              Any other transaction or series of transactions occurring which have substantially the effect of the transactions specified in any of the preceding clauses in this Section 6.

b.                                      Rights Upon Change of Control.  Upon a Change of Control, Employee shall have the option in his sole discretion to negotiate the terms of an employment agreement with the new controlling party or resign.  If Employee resigns, then Employee shall be entitled to a Change of Control payment equal to the lesser of twelve months of salary at his then effective salary rate or the remaining compensation due to him for the remaining term of the Agreement, payable in one lump sum, in accordance with the customary payroll practices of AMT for compensation of its executives, subject to the Employee’s signing a general release of any claims against AMT, known or unknown. Such payments and benefits are to be in lieu of and not in addition to any payments or benefits otherwise to be paid or disbursed over the un-expired term of this Agreement. Further, any stock options previously granted to Employee shall be fully vested.

7.             Other Benefits. Unless otherwise expressly stated in Sections 5 and 6, the provisions of Sections 5 and 6 shall not affect Employee’s participation in, or termination of distributions and vested rights under, any AMT Benefit Plans to which Employee is entitled pursuant to the terms of such plan.

8.             Non-Disclosure Agreement.

a.             In connection with his employment with AMT, Employee will have access to and become acquainted with various trade secrets and other proprietary and confidential information of AMT. “Trade secrets and other proprietary and confidential information” include but are not limited to the following: (1) business, pricing, marketing and cost data; (2) technical information; (3) customer and supplier lists; (4) contents of contracts and agreements with customers; and (5) customer requirements and specifications. Employee acknowledges that the trade secrets and other proprietary and confidential information have been developed and acquired by AMT through expenditures of substantial time, effort and money and provide value to AMT with respect to competitors who do not know or use such trade secrets and other proprietary and confidential information.

b.             In consideration for access to trade secrets and other proprietary and confidential information, Employee agrees that during the Non-competition Period (as defined in Section 9) Employee will not directly or indirectly disclose or use for any reason whatsoever any trade secrets and other proprietary and confidential information obtained by Employee by reason of his employment with AMT, except as required to conduct the business of AMT or as authorized by express written permission of the Board of Directors or as otherwise required by law.

                c.             Employee confirms that all trade secrets and other proprietary and confidential information, and all documents reflecting such information, remain the exclusive properties of AMT. All business record, papers and documents kept or made by Employee relating to the business of AMT shall be and remain the property of AMT and shall remain in the possession of AMT during the term of Employee’s employment and at all times thereafter. Upon termination of employment with AMT or upon the request of AMT at any time, Employee shall promptly deliver to AMT, and shall retain no copies of any materials, records and documents (in whatever form or medium) made by Employee or coming into his possession concerning the business or affairs of AMT.

9.             Non-Competition Agreement.  In consideration for access to trade secrets and other proprietary and confidential information of AMT, for so long as Employee is employed by AMT and for a period of the shorter of ONE year thereafter or the date of Employee’s retirement on reaching age 67, (the “Non-competition Period”) Employee will not:

a.             Accept a position as an officer, director, employee, agent, consultant, representative of (i) any other entity that, as of the date of Employee’s termination, competes directly with AMT (an entity described in either part or (i) is referred to in this Agreement as a “Competitor”);

b.             Acquire or fail to dispose of any stock or other ownership interest in any Competitor, other than investments equal to less than five percent of the outstanding stock of any class issued by any publicly traded company;

c.             Solicit or seek business from any of AMT customers, prospective customers, suppliers, or prospective suppliers; or

d.             Hire or engage any AMT employee or induce any AMT employee to leave his employment with AMT on behalf of any Competitor.

                10.           Remedies.

Without intending to limit the remedies available to AMT, Employee acknowledges that a breach or threatened breach of any of the covenants contained in Sections 8 and 9 may result in material irreparable injury to AMT or its subsidiaries for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely, and that in the event of such a breach or threat thereof, AMT shall be entitled to obtain a temporary restraining order, a preliminary or permanent injunction, or other comparable provisional or equitable relief restraining Employee from engaging in activities prohibited by Sections 8 or 9, and such other relief as may be required to enforce specifically any of the covenants in such Sections. Employee agrees to personal jurisdiction of any state or federal court in Nueces or Harris Counties, Texas in any proceeding brought by AMT to enforce the covenants established in Sections 8 and 9.

                11.           Arbitration.

a.             Subject to the provisions of Section 11(b) below, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration before a single neutral arbitrator in Nueces or Harris County, Texas, in accordance with the National Employment Rules of the American Arbitration Association (“AAA”) then in effect.  Such arbitration shall be conducted at the AAA office in the designated locale, unless the parties otherwise mutually agree to a different location.  The parties shall select the arbitrator from the list of neutral arbitrators maintained by the AAA who have at least 10 years of experience in adjudicating employment disputes and agreements of the type embodied in this Agreement.  Each party shall bear its own cost of arbitration, except that if Employee is the prevailing party in such arbitration, the Employee shall be entitled to recover from AMT as part of any award entered reasonable expenses for attorneys and expert’s fees and costs/disbursements.  The arbitrator shall have no power to award consequential or punitive damages, even if such damages are permitted under applicable law. The decision of the arbitrator shall be final and binding and shall not be subject to appeal. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction and enforcement may be had according to its terms. This agreement to arbitrate shall be specifically enforceable against each of the parties and an action to compel arbitration may be brought in any court of competent jurisdiction.

b.             Notwithstanding the foregoing, nothing in this Section 11 shall prevent AMT from seeking equitable relief solely for the purpose of preserving the status quo pending arbitration, pursuant to Section 10 in a court of law.

12.           Excise Tax. If any payment or benefit the Employee would receive pursuant to this Agreement or otherwise shall (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 12, would be subject to the excise tax imposed by Section 4999 of the Code (a “Payment”), then the Employee shall receive (i) a payment from AMT sufficient to pay the excise tax imposed by Section 4999 of the Code on such Payment.

13.           Notices. All notices, request, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given on the date when delivered personally or when transmitted by facsimile with receipt of delivery; on the next business day when sent by overnight courier with receipt of delivery; or on the third business day following mailing by United States certified mall, postage prepaid, addressed to the parties, their successors in interest or assignees at the following addresses or such other addresses as the parties may designate by notice in the manner aforesaid:

If to AMT:

American Medical Technologies

5655 Bear Lane

Corpus Christi, TX 78405

If to Employee:

Roger W. Dartt

10919 Meadow Lake Lane

Houston, TX 77042

14.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any principle of conflict-of-laws that would require the application of the law of any other jurisdiction.

15.           Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provision or provisions shall remain in full force and effect.

16.           Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. This agreement may not be amended except in a writing executed by the parties hereto or their duly authorized representatives.

17.           Effect on Successors in Interest. This Agreement shall inure to the benefit of and be binding upon the heirs, administrators, executors and successors of each of the parties hereto.

18.           Assignment. This Agreement is personal to the parties and may not be assigned to any other person or entity without the written consent of the non-assigning party.

19.           Effectiveness. This Agreement shall be effective upon the Effective Date.

20.           Survival of Section. The provisions of Sections 8 and 9 of this Agreement shall survive the termination of the Agreement for the period provided for therein, and Sections 10 and 11 shall survive for resolution of any dispute arising out of or relating to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AMERICAN MEDICAL TECHNOLOGIES, INC.	ROGER DARTT
Roger W. Dartt	/s/ Roger Dartt
By: Roger W. Dartt, Chairman	Roger Dartt

COMPENSATION COMMITTEE

By: /s/ Bertrand R. Williams, Chairman

Bertrand R. Williams

By: /s/ William Maroney

William Maroney